Exhibit 5.1

May 10, 2024

Drilling Tools International Corporation

3701 Briarpark Drive, Suite 150

Houston, TX 77042

Re: Drilling Tools International Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Drilling Tools International Corporation, a Delaware corporation (the “Company” or “DTI”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2024, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to up to 4,845,240 shares (the “Shares”) of DTI common stock, par value $0.0001 per share (the “Common Stock”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, dated March 6, 2024 (the “Merger Agreement”), by and among the Company, DTI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), DTI Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Superior Drilling Products, Inc., a Utah corporation (“SDPI”). The transactions contemplated by the Merger Agreement are referred to herein as the “Merger.” The Merger is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by SDPI’s stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Merger Agreement; (iii) Second Amended and Restated Certificate of Incorporation of the Company, dated June 20, 2023 (the “Certificate of Incorporation”); (iv) the Amended and Restated Bylaws of the Company, adopted June 20, 2023; and (v) a specimen DTI Common Stock certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.

The Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be in effect upon the consummation of the Merger; and that no other certificate or document has been, or prior to the consummation of the Merger will be, filed by or in respect of the Company with the Secretary of State of the State of Delaware (the “Secretary”) in accordance with the Delaware General Corporation Law (the “DGCL”); and

May 10, 2024 Page 2

2.

Prior to the issuance of the Common Stock: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the stockholders of SDPI will have approved and adopted the Merger Agreement; (iii) the Merger will have been consummated; and (iv) the Merger will have become effective under the DGCL.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that upon consummation of the Merger, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP